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                                                                    Exhibit 99.1

                                              [National Steel Logo Appears Here]

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                                              National Steel Corporation
                                              4100 Edison Lakes Parkway
                                              Mishawaka, IN  46545-3440

News Release



Media Contact:             Tamara J. Freeman
                           574-273-7559

Analyst/Investor Contact:  William E. McDonough
                           574-273-7414



                NATIONAL STEEL CORPORATION ANNOUNCES APPOINTMENT
            OF NEW CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     Mishawaka IN, September 20, 2002 - National Steel Corporation today announced that Mineo Shimura has been elected Chairman of the Board and Chief Executive Officer to replace Hisashi Tanaka who announced his resignation effective September 26, 2002. Mr. Tanaka is returning to Japan to become an executive officer of NKK.

     Mr. Tanaka commented, "I joined National Steel Corporation during a very difficult time in the US steel industry. I am thankful for the strong support of our customers and suppliers during this time, particularly after we filed for Chapter 11 protection, and very much appreciate the dedication and efforts of the employees of National Steel. I am confident that the company is proceeding toward a successful resolution of its Chapter 11 proceeding."

     Mr. Shimura will assume his new responsibilities on September 27, 2002. He has served as a member of the Board of Directors of National Steel since April of 1997. Upon his new assignment, he will devote his full time and energy to National Steel and consequently will resign from his position as president of various NKK affiliates. Mr. Shimura has over 28 years of experience in international business and finance.

     Mr. Shimura is a graduate of Waseda University in Tokyo. He also attended the Sloan School of Management where, as a Sloan Fellow, he earned a Master of Science in Management (MBA) degree from the Massachusetts Institute of Technology.

     With regard to his new appointment, Mr. Shimura stated, "While I have been working with National Steel Corporation as a member of the Board of Directors for a long time, I'm looking forward to getting involved in the business on an operational level. I know I speak for the entire National Steel board of directors in recognizing the strong leadership of Mr. Tanaka in

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                                                                    Exhibit 99.1

a very difficult time in the U.S. steel industry and in our reorganization process. I will continue to promote the process, so that National Steel can successfully resolve its Chapter 11 proceeding as soon as possible. In addition, we will continue Mr. Tanaka's leadership by staying focused on reducing costs, improving quality and ensuring that our customers are serviced well."

     All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001. The Company undertakes no responsibility, other than as required under applicable law, to provide future status reports regarding its financial results or its reorganization.

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.